Exhibit 10.21

COMMERCIAL LEASE AGREEMENT

This Commercial Lease Agreement is entered into this 16th day of December 2014 by and between DeLeon-Costa Investments, LLC (“Landlord”) and ID Global Solutions Corporation (“Tenant”).

WHEREAS, this Commercial Lease Agreement (“Lease”) is conditional upon closing of the Premises on December 19, 2014, which date shall be deemed the effective date of this Lease and the commencement of the Initial Term as defined below.

WITNESS that in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant, his/her heirs, executors, administrators, successors and assigns to be paid, observed and performed, the Landlord hereby leases unto the Tenant, his/her heirs, executors, administrators, successors and assigns for use and occupation as commercial Premises and for no other purpose, all those certain Premises known municipally as:

160 E. Lake Brantley Drive

Longwood Florida 32779

(hereinafter called the "Premises") upon the following terms and conditions:

1.	RENTAL AMOUNT: Tenant agrees to pay Landlord the sum of Three Thousand Dollars ($3,000.00) per month in advance on the first day of each month (the “Rent”). Said Rent shall be delivered by Tenant to Landlord, payable to DeLeon-Costa Investments, LLC, 2803 Dorell Avenue, Orlando, FL 32814.

Rent must be actually received by Landlord, or the Landlord’s designated agent, in order to be considered in compliance with the terms of this agreement.

2.	TERM: The Premises are leased for a lease term beginning on December 19, 2014 and continuing for one (1) year, ending on December 31, 2015 (“Initial Term”). Tenant shall have the option to extend the lease for an additional year through December 31, 2016 (the “Option Term”). Tenant must provide written notice of intent to exercise the Option Term on or before October 31, 2015. Should Tenant fail to provide such notice, then Landlord is free to utilize all efforts to relet the Premises at the end of the Initial Term, and Landlord shall vacate the Premises at the conclusion of the Initial Term. Should Landlord elect to exercise the Option Term, Landlord shall extend the terms of this Lease, with monthly payments increasing to Three Thousand Three Hundred Dollars ($3,300.00) per month.

3.	SECURITY DEPOSIT: N/A

4.	INITIAL PAYMENT: Tenant shall pay rent for January 2015 in the amount of Three Thousand Dollars ($3000.00) to Landlord on or before January 1, 2015, with monthly payments of $3,000 continuing thereafter on the first of each month..

5.	USE OF PREMISES: Tenant shall use the Premises exclusively for the following business/commercial purposes: Sales and Management Office for ID Global Solutions Corporation. Tenant shall not use or permit anyone to use the Premises or any part thereof for any other purpose or business or by any persons other than Tenant. Tenant may also use the Premises for any other purposes related to the main use. The Premises shall not be used for any illegal purpose, or in violation of any rules or regulations, or in any manner to create any nuisance or trespass.

6.	SUBLETTING OR ASSIGNMENTS: This Lease is fully assignable by Landlord without notice. The Tenant will not assign, set over, transfer, sublet, or sub-lease, hypothecate, encumber or in any way deal with or part with the whole of the Premises to anyone, for or during the whole or any part of this term, without written consent first being obtained from the Landlord, but such consent shall not be unreasonably withheld, provided, however, and it is made a condition to the giving of such consent that:

(a)	the proposed assignee or sub-lessee of this Lease shall agree in writing to assume and perform all of the terms, covenants, conditions and agreements by this Lease imposed upon the Tenant herein in the form to be approved by the solicitor for the Landlord;

(b)	no assignments or sub-lease shall in any manner release the Tenant from its covenants and obligations hereunder; it is understood however, that no sub-letting or sub-leasing or parting with possession of a part or parts of the Premises shall take place except with the written consent of the Landlord which consent shall not be unreasonably withheld.

(c)	It is understood and agreed that any sub-leasing of part or all of the Premises must be accordance with the municipal zoning and building code requirements at Tenant’s or Sub-Tenant’s expense.

(d)	Sub-Tenant will be required to pay a Security Deposit as requested by the Landlord, which sum shall not be less than $3,000.00.

7.	UTILITIES: All utilities shall be maintained in Tenant’s name for Tenant’s behalf. Tenant acknowledges to pay as the same become due respectively, all charges for public utilities, including water, gas, electrical power or energy, steam or hot water used upon or in respect of the Premises and for fittings, machines, apparatus, meters or other things leased in respect thereof and for all work or services performed by any company or commission in connection with such public utilities. Tenant shall promptly advise Landlord prior to disconnecting utilities.

8.	PARKING: The Tenant shall have the right to park or permit to be parked motor vehicles in such portions of the parking areas adjacent to the Premises as the Landlord may designate or allocate to it, in the Landlord’s sole discretion; provided and the Tenant covenants that it will not use or permit to be used the said portion of the parking area in such a manner as to restrict the flow of traffic across the parking area and that it will not erect or permit to be erected any barrier across or adjacent to any part of such portion of the parking area.

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9.	TAXES: During the Term of this Agreement, real estate taxes, personal property taxes, and documentary and rental taxes will accrue and become due. The following parties will be responsible for tax payments:

(a)	Real Estate Taxes and Assessment: Landlord shall pay for all real estate taxes and tax assessments, which may be levied or assessed by any federal, state, municipal and local taxing authorities against the Premises. Payment of all such real estate taxes must be made directly to the concerned taxing authority.

(b)	Personal Property Taxes and Assessments: Tenant shall pay all federal, state, municipal, and local taxes, including any fees in lieu of taxes, which may be assessed against any of the fixtures, furnishings, equipment, installed or used on the Premises.

(c)	Documentary and Rental Taxes: Landlord shall pay any levy charges assessed or imposed by any governmental taxing authority including any documentary stamp tax, excise and/or assessment imposed due to the execution of this Agreement, either by way of substitution or in addition to any existing tax on land and buildings or otherwise.

10.	LATE CHARGE/BAD CHECKS: A late charge of Ten Percent (10%) of the currently due Rent amount shall be incurred if Rent is paid after its due date. If Rent is not paid when due and landlord issues a “Notice To Pay Rent Or Quit”, Tenant must tender cash or a cashier's check only. Additionally, absent the issuance of a “Notice To Pay Rent Or Quit”, if Tenant at any time tenders a check; which is dishonored by a banking institution, than Tenant shall only tender cash or cashier's check for all future payments. This shall continue until such time as written consent to pay via check is obtained from Landlord. In addition, Tenant shall be liable in the sum of Twenty-Five Dollars ($25.00) for each check that is returned to Landlord because the check has been dishonored.

11.	CONDITION OF PREMISES: Tenant acknowledges that the Premises have been inspected, as evidenced by the walk-through inspection report attached hereto as Exhibit “A”. Tenant acknowledges that the Premises have been cleaned and all items, fixtures, appliances, and appurtenances are in complete working order. Tenant promises to keep the Premises in a neat and sanitary condition and to immediately reimburse Landlord for any sums necessary to repair any item, fixture or appurtenance that needs service due to Tenant’s, or Tenant’s invitee’s, misuse or negligence. Tenant shall be responsible for any and all cleaning or repair to any plumbing fixture where a stoppage has occurred.

12.	MAINTENANCE AND REPAIR: Landlord shall be responsible for conducting all maintenance and repairs necessary to maintain the Premises and the utilities in a good and operating condition. Landlord will maintain and make all necessary repairs to: the roof, windows, doors, ceilings, floor coverings, structural components, exterior walls, and interior walls of the Premises, and the plumbing, electrical, heating, ventilating, and air-conditioning systems. Landlord will also clean and maintain the parking areas, yards, common areas, and exterior of the Premises so that the Premises will be kept in a safe and attractive condition.

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13.	TRADE FIXTURES: The Tenant may install its usual trade fixtures in the usual manner, provided such installation does not damage the structure of the building of which the Premises forms part, and provided the Tenant has paid the rent hereby reserved and performed the covenants herein contained and on its part to be performed, the Tenant shall have the right at expiration or other termination of this Lease to remove its own signs and such trade fixtures, but the Tenant shall make good the damage or injury caused to the Premises that shall have resulted from such installation and removal. Provided that any additions, alterations or improvements which in any manner are or shall be attached to the floors, walls or ceilings and floor covering cemented or otherwise affixed to the floor of the Premises and removal of said additions, alterations, or improvements will cause substantial damage to the Premises then the additions, alterations or improvements shall at the option of the Landlord remain and become the property of the Landlord at the expiry of this Lease.

14.	TENANT WASTE: The Tenant will not bring upon the Premises or any part thereof any machinery, equipment, article or thing that by reason of its weight or size might damage the Premises and will not at any time overload the floors of the Premises and that if any damage is caused to the Premises by any machinery, equipment, article or thing or by overloading or any act, neglect or misuse on the part of the Tenant or any of its servants, agents or employees or any person having business with the Tenant, Tenant will forthwith pay to the Landlord the costs of making good the same.

15.	LANDLORD'S RIGHT OF ENTRY: That it shall be lawful for the Landlord and its agents with four (4) days notice, and at all reasonable times so as to not disrupt Tenant’s business during the said term, to enter the Premises to inspect the condition thereof.

16.	TENANT’S SIGN INSTALLATION: The Tenant may install in, upon or about the Premises signs, which shall remain the property of the Tenant, provided that any damage caused thereby or by the removal thereof to the Premises shall be immediately repaired by the Tenant. All sign location and sizes must be first approved in writing by the Landlord (which approval will not be unreasonably withheld) and must conform to all local municipal by-laws. The Tenant may place its name on the sign pylon exhibiting the name of all the Tenants in the Commercial Building, provided space is available. The Tenant shall comply at its cost with all Municipal By-Laws respecting its signs and shall be responsible at its cost to repair any damages to the Premises and building related to or caused by the installation of its signs.

17.	TENANT ALTERATIONS: The Tenant shall have the right to make alterations and installations at its own expense from time to time during the Lease term, or any renewal thereof, provided it has the prior written consent of the Landlord, which is not to be unreasonably withheld. Any erection, addition or improvement placed upon the Premises shall at the option of the Landlord be removed at the expiry of the Lease or any renewal thereof and shall be subject to all the provisions of this Lease. The Tenant agrees to repair at its cost any damages to the Premises, beyond normal wear and tear, including flooring, walls, electrical, plumbing and HVAC equipment at the expiry of the Lease or any renewal thereof. The Tenant and Landlord shall make a final inspection of the Premises within fifteen (15) days of the expiry of the Lease or any renewal thereof and vacant possession by the Landlord.

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18.	HOLD HARMLESS: The Tenant agrees that the Landlord shall not, in any event whatsoever, be liable or responsible in any way for any personal injury or death that may be suffered or sustained by any employee, servant or agent of the Tenant, any sub-lessee or licensee of the Tenant or any person on the business of the Tenant or its sub-lessees or licensees who may be upon the Premises or any part, or for any loss of, or damage or injury to, any property, including cars and contents thereof, belonging to the Tenant, any employee, servant or agent of the Tenant, any sub-lessee or licensee of the Tenant or any person on the business of the Tenant or its sub-lessees or licensees in or about the Premises while such property is on the Premises or said Commercial Building and which may be caused or occasioned by any cause or matter whatsoever.

19.	INSURANCE: Tenant shall, within sixty (60) days from the execution of this Lease obtain public liability and property damage insurance with respect to the Premises, which shall also fully insure all of Tenant’s personal property, including business furnishings and information. Such policy shall name Landlord, as insured. The insurance shall be taken from an insurance company approved by Landlord, and a copy of the said policy shall be delivered to Landlord prior to commencement of this Agreement. The Tenant also shall, within sixty (60) days from the execution of this Lease, obtain personal property insurance, at its sole expense, protecting against all risks of physical loss, insuring fixtures, furnishings, equipment and all other items of personal property of Tenant. Tenant shall indemnify and hold Landlord harmless and release it from any liability with regard to its personal or business property as well as from any personal injury suffered by Tenant, its employees or invitees.

20.	EXTENSION OF LEASE TERM: In the event the Tenant remains in possession of the Premises after the end of the term herein and without the execution and delivery of a new Lease, and the term hereby granted, and the Tenant shall be deemed to be using the Premises as a Tenant from month to month at a monthly rental, as determined by the Landlord, payable in advance, and otherwise upon the same terms and conditions and provisions as are set forth in this Lease insofar as the same are applicable to a month to month tenancy.

21.	POSSESSION: If the Premises cannot be delivered to Tenant on the agreed date due to loss, total or partial destruction of the Premises, or failure of previous Tenant to vacate, either party may terminate this agreement upon written notice to the other party at their last known address. It is acknowledged that either party shall have no liability to each other except that all sums paid to Landlord will be immediately refunded to Tenant.

22.	ABANDONMENT: It shall be deemed a reasonable belief by the Landlord that an abandonment of the Premises has occurred where rent has been unpaid for 30 consecutive days and the Tenant has been absent from unit for 14 consecutive days. In that event, Landlord may serve written notice if Tenant does not comply with the requirements of said notice in 30 days, the Premises shall be deemed abandoned.

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23.	SUBORDINATION: This Lease and everything contained shall be deemed to be subordinate to any charge or charges from time to time created by the Landlord with respect to the Premises by way of mortgage or charge and the Tenant hereby covenants and agrees that it will promptly at any time and from time to time, as required by the Landlord during the term hereof, execute all documents and give all further assurances to this proviso as may be reasonably required to effectuate the postponement of its rights and privileges hereunder to the holder or holders of any such charge or charges, provided that such mortgage or mortgages shall permit the Tenant to continue in quiet possession of the Premises in accordance with the terms and conditions hereof as long as the Tenant is not in default hereunder and whether or not such mortgage or mortgages are in default.

24.	CERTIFICATES OF TENANCY: The Tenant agrees to provide the Landlord upon request from time to time a certificate or certificates that the Lease herein is in full force and effect and that the term has not been varied, amended or waived if such is the case and that the rents hereunder are not in arrears.

25.	WAIVER: Landlord's failure to require compliance with the conditions of this agreement, or to exercise any right provided herein, shall not be deemed a waiver by Landlord of such condition or right. Landlord's acceptance of rent with knowledge of any default under agreement by Tenant shall not be deemed a waiver of such default, nor shall it limit Landlord's rights with respect to that or any subsequent right. If is further agreed between the parties that the payment of rent at any time shall not be a waiver to any UNLAWFUL DETAINER action unless Landlord in writing specifically acknowledges that this constitutes a waiver to the UNLAWFUL DETAINER action.

26.	VALIDITY/SEVERABILITY: If any provision of this agreement is held to be invalid, such invalidity shall not affect the validity or enforceability of any other provision of this agreement.

27.	TIME OF ESSENCE: Time shall be of the essence of the agreement save as herein otherwise specified.

28.	EMINENT DOMAIN: If the whole of the Premises, or any part thereof is condemned or taken away by any authority for any public use, which makes the Premises unusable then this Agreement may be terminated at the option of both Landlord and Tenant by giving written notice to the other and Rent shall be accounted for as between Landlord and Tenant as of that date. If only a portion of the Premises is so taken, but not such amount as will make the Premises unusable, this lease shall continue in full force and effect, the Rent shall be reduced pro rata in proportion to the amount of the Premises so taken, and Landlord shall promptly do all necessary repair and restoration work to restore all affected portions of the Premises.

29.	REGULATION COMPLIANCE: Tenant agrees to comply promptly with and conform to the requirements of all applicable statutes, laws, by-laws, regulations, ordinances, and orders from time to time or at any time in force during the term hereof and affecting the condition, equipment, maintenance, use or occupation of the Premises and with every applicable regulation, order and requirement of the governing underwriters’ association or anybody having similar functions or of any liability or fire insurance company by which the Landlord and the Tenant or either of them may be insured at any time during the term hereof, and that, in any event of the default of the Tenant under the provision of this sub-clause, the Landlord may itself comply with any such requirements as aforesaid and the Tenant will forthwith pay all costs and expenses incurred by the Landlord in this regard and the Tenant agrees that all such costs and expenses shall be recoverable by the Landlord as if the same were additional rent reserved and in arrears under the Lease.

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30.	NOTICES: All notices to the Tenant shall be deemed served upon mailing by first class mail, addressed to the Tenant, at the Premises or upon personal delivery to the Premises whether or not Tenant is actually present at the time of said delivery. All notices to the Landlord shall be served by mailing first class mail or by personal delivery to: DeLeon-Costa Investments, LLC, c/o Megan DeVault or Jeffrey DeLeon, 2803 Dorell Avenue, Orlando, FL 32814

31.	PERSONAL PROPERTY OF TENANT: Once Tenant vacates the Premises, all personal property left in the unit shall be stored by the Landlord for thirty (30) days. If within that time period, Tenant does not claim said property, Landlord may dispose of said items in any manner Landlord chooses.

32.	GOVERNING LAWAND VENUE: This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of FL, without regard to conflicts of law principles. Any dispute arising out of or related to this Lease shall be venued in Seminole County, FL.

33.	ENTIRE AGREEMENT: The foregoing agreement, including any attachments incorporated by reference, constitutes the entire agreement between the parties and supersedes any oral or written representations or agreements that may have been made by either party. Further, Tenant represents that Tenant has relied solely on Tenant's judgment in entering into this agreement. Tenant acknowledges having been advised to consult with independent legal counsel before entering into this Agreement and has decided to waive such representation and advice. Tenant acknowledges that Tenant has read and understood this agreement and has been furnished a duplicate original.

34.	DEFAULTS: Tenant shall be in default of this Lease, if Tenant fails to fulfill any lease obligation or term by; which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within five (5) day(s) (or any other obligation within ten (10) day(s)) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice, and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease.

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IN WITNESS WHEREOF, the said parties hereto have hereunto set their hands and seals as of the date first here above written.

SIGNED, SEALED AND DELIVERED:

_________________________________

ID Global Solutions Corporation

By: Thomas R. Szoke, President

December 16, 2014

________________________________

DeLeon-Costa Investments, LLC

By: _________________________

Its:___________________________

December 12, 2014

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